CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT is made as the 17th day of July, 2020 (the "Effective Date") between PREDICTMEDIX INC., a corporation existing under the laws of the Province of British Columbia (the "Corporation") and RAJIV MURADIA, an individual residing in the Province of Ontario (the "Consultant").

RECITALS:

A. The Consultant and the Corporation entered into an asset purchase agreement dated as of the Effective Date (the "Asset Purchase Agreement") whereby the Corporation purchased certain assets from the Consultant related to the MWB Platforms; and

B. The Corporation desires to retain the Consultant for business development consulting services to commercialize the MWB Platforms and other technologies of the Corporation, and the Consultant agrees to provide such services, on the terms and conditions herein provided, in accordance with the terms and conditions set out herein;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

1.0 DEFINITIONS AND INTERPRETATION

1.1 Definitions. For convenience, certain terms used in this Agreement are herein defined as set out in Schedule "A".

1.2 Extended Meaning. In this Agreement:

(a) words denoting the singular include the plural and vice versa;

(b) the word "including" shall mean "including without limitation" and the word "includes" shall mean "includes without limitation"; and

(c) the division of this Agreement into separate articles, sections, subsections, paragraphs, subparagraphs, schedules, and appendices, the Agreement's title, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Schedules. The following schedules (the "Schedules") and exhibits (the "Exhibits") are attached hereto and incorporated by reference into and are an integral part of this Agreement:

Schedule "A"	Definitions

Schedule "B"	Services

Exhibit "A"	Notice to Exercise Options

2.0 SERVICES

2.1 Services. Subject to the provisions of Section 2.2, as of the Effective Date, the Corporation agrees to engage the Consultant and the Consultant agrees to provide business development consulting services to the Corporation from time to time as requested by the Corporation under the terms and upon the conditions provided in this Agreement, and as set forth in Schedule "B" (collectively, the "Services"). The Consultant acknowledges that the Corporation requires the skills, knowledge and expertise of the Consultant, and it is a fundamental term of this Agreement that all the Services be performed by the Consultant unless otherwise agreed to in writing by the Corporation.

2.2 Time Commitment. The Consultant shall provide the Services honestly, faithfully and diligently, acting in the best interests of the Corporation. The Corporation acknowledges and accepts that the Consultant has other consulting engagements and business activities unrelated to the business of the Corporation and, in the aggregate, the Consultant shall NOT be required to devote, in the aggregate, more than ten (10) hours during each work week between Monday and Friday and the hours of 9:00 a.m. and 5:00 p.m. during such work week to providing the Services to the Corporation. However, the Consultant agrees that the Consultant will devote, in the aggregate, at least devote, in the aggregate, more than ten (10) hours during each work week between Monday and Friday and the hours of 9:00 a.m. and 5:00 p.m. during such work week to providing the Services to the Corporation.

2.3 Records. During the Term (as defined below) of the Agreement and for a period of three years following the termination of the Agreement, the Consultant agrees to keep such records in respect of the provision of the Services under this Agreement as the Corporation may from time to time reasonably require, and agrees to make such records available at any time for inspection by the representatives of the Corporation upon reasonable notice given to the Consultant by the Corporation.

2.4 Conduct and Standards. The Consultant shall perform the Services in a competent, diligent and timely manner in accordance with this Agreement. The performance of the Services shall be consistent with standards of care, skill and diligence and practices generally accepted for services that are similar to the Services. The Consultant shall refrain from any business activities that the Corporation, in its sole discretion, determines may injure or adversely affect the Corporation's business or the goodwill associated with the Corporation Property.

2.5 Compliance with Laws, Etc. The Consultant shall keep himself informed and comply with all Applicable Laws and all articles, bylaws, resolutions and shareholder agreements or similar agreements of the Corporation. The Consultant agrees that the Consultant shall be bound by and shall observe and comply with all policies, rules, procedures and standards of Corporation, as amended from time to time, which are provided in writing to the Consultant (collectively, the "Procedures"). The Corporation shall, and shall ensure that all Corporation employees and personnel, observe and comply with such Applicable Laws and Procedures at all times.

2.6 Non-Competition and Non-Solicitation Undertaking. The Consultant hereby covenants and agrees that the Consultant will not at any time during the Term and for a period of 12 months thereafter, directly or indirectly, including whether by carrying on or engaging in or being concerned with or interested in or advising, lending money to, supporting, guaranteeing the debts or obligations of or permitting the Consultant's name or any part thereof to be used or employed by, any Person engaged in or concerned with or interested in any business that

(a) directly or indirectly, develops, promotes, sells, rents, leases or licenses, or intends to operate to develop, promote, sell, rent, lease or license, any product or services that compete directly with the Corporation Property and related service offerings in the countries and territories that the Corporation operates or is targeting its operations in;

(b) divulge to any Person the name of any customer, supplier, consultant or business partner of the Corporation or solicit, interfere with or endeavour to (i) entice or attempt to entice away from the Corporation any customer, supplier, consultant or business partner or prospective customer, supplier, consultant or business partner or any Person in the habit of dealing with the Corporation or (ii) to entice or attempt to entice any of the foregoing to ease, limit, or refrain from doing business with the Corporation; or

(c) interfere with the business of the Corporation by soliciting, enticing, inducing or in any way diverting an employee to leave the Corporation's employ, or by soliciting, enticing, inducing or a contractor or other Person to sever its relationship with the Corporation.

3.0 TERM OF THIS AGREEMENT

3.1 Term. The initial term of this Agreement (the "Initial Term") will commence on the Effective Date and will continue through to the second anniversary of the Effective Date, subject to earlier termination of this Agreement in accordance with the provisions of this Agreement, including Section 9.0. After the Initial Term, subject to earlier termination of this Agreement in accordance with the provisions of this Agreement, including Section 9.0, this Agreement may be renewed for an indefinite period through to the date that this Agreement is terminated in accordance with the provision set out herein (the "Renewal Term") provided that the Consultant is not in breach of this Agreement prior to such Renewal Term..

4.0 CONFIDENTIAL INFORMATION

4.1 Confidential Agreement. For the purposes of this Agreement, "Confidential Information" means, subject to the exceptions set out in Section 4.3, any proprietary or confidential information disclosed by the Corporation to the Consultant or acquired by the Consultant hereunder relating to the business of the Corporation or its projects, including any such information developed or gathered by the Consultant, which has not been approved by the Corporation for public dissemination. The Consultant will not, during the Term and for a two year period after the date that this Agreement is terminated, directly or indirectly (a) disclose any Confidential Information to third parties unless they enter into a written agreement, approved by the Corporation, to maintain the confidential nature of the Confidential Information, or (b) publish or use for the Consultant's own benefit any Confidential Information unless it first receives written permission to do so from an authorized officer of the Corporation. Confidential Information as defined herein shall in particular be deemed to include all notes, analyses, compilations, studies, interpretations or other documents, whether in tangible form or on electronic or other data storage media, prepared by the Consultant, which contain, reflect or are based on, in whole or in part, Confidential Information furnished to the Consultant hereunder. For the purposes of this Agreement, the Corporation Property and the terms of this Agreement are and shall continue to be the Confidential Information of the Corporation.

4.2 Duties of Confidentiality and Non-Use. During the Term, and for an indefinite period thereafter, the Consultant shall (a) maintain in confidence all Confidential Information; and (b) not, directly or indirectly,

(i) use of the Confidential Information except as required under this Agreement, or (ii) disclose or grant use to third parties unless they enter into a written agreement, approved by the Corporation, to maintain the confidential nature of the Confidential Information, or (iii) publish or use for the Consultant's own benefit any Confidential Information unless it first receives written permission to do so from an authorized officer of the Corporation. The Consultant shall use at least the same standard of care as it uses to protect its own Confidential Information. The Consultant shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.

4.3 Exceptions. Confidential Information shall not include any information which:

(a) was already known to the Consultant, other than under an obligation of confidentiality, at the time of disclosure by the Corporation;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Consultant;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Consultant in breach of this Agreement;

(d) was disclosed to the Consultant, other than under an obligation of confidentiality, by a third party who had no obligation to the Corporation not to disclose such information;

(e) was independently developed by the Consultant without reference to the disclosure by the Corporation; or

(f) which the Consultant is legally compelled to disclose, provided, however, that, in such case, the Consultant shall take all reasonable steps to ensure confidential treatment of the information subject of, and shall inform the Corporation in writing of, any such compulsory disclosure.

5.0 INTELLECTUAL PROPERTY

5.1 Ownership. Each of the Parties acknowledges and agrees that:

(a) the Corporation shall solely have all right, title and interest in the Corporation Property; and

(b) the Consultant shall not at any time, directly or indirectly: (i) contest the ownership of the Corporation Property or the validity of any claim of the Corporation Intellectual Property; or (ii) infringe, misappropriate or violate any of the Corporation Intellectual Property, or infringe, misappropriate or violate, or pass-off on, the Marks or other Corporation trademarks.

6.0 EQUITABLE RELIEF

6.1 Equitable Relief. In the event of a breach of any of the covenants contained herein, including the provisions of Section 2.6, Section 4.0 or Section 5.0, by a Party (the "breaching Party"), it is understood and agreed by the Parties that damages may be impossible to assess and an insufficient remedy for the non-breaching Party, and the non-breaching Party may petition a court of law or equity for injunctive relief, in addition to any other relief or damages which the non-breaching Party may have under the Applicable Law, including payment of the non-breaching Party's legal fees on a solicitor and client basis. The breaching Party agrees that, in the event of any breach of the covenants contained herein, including the provisions of Section 2.6, Section 4.0 or Section 5.0, the non-breaching Party shall have the right to seek injunctive relief against the continuing or further breach by the breaching Party.

7.0 REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of the Parties. As of the date the Parties have entered into this Agreement, each Party represents and warrants to the other Party as follows and acknowledges that the other Party is relying on such representations and warranties in connection with it entering into the Agreement:

(a) the Party has all necessary power, authority, and capacity to enter into this Agreement and to perform its obligations hereunder;

(b) the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on its part;

(c) this Agreement has been duly executed and delivered by the Party and constitutes a valid and binding obligation upon this Party, enforceable against the Party in accordance with the terms hereof, subject however, to applicable bankruptcy, insolvency, and other laws of general application limiting the enforcement of creditor's rights generally and to the fact that equitable remedies;

(d) the Party is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, option, instrument, charter or by-law provision, judgment, decree, order, regulation or rule of any governmental authorities, domestic or foreign, which would be violated, contravened or breached by the performance of its obligations herein or the consummation of the transaction contemplated herein; and

(e) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated to be consummated by the Party hereby, nor the compliance by the Party with any of the provisions hereof will result in a material violation or conflict with any Applicable Law to which the Party is subject.

8.0 COMPENSATION

8.1 Compensation. In consideration for the Services to be provided to the Corporation by the Consultant under this Agreement, the Corporation agrees to compensate the Consultant as follows:

(a) The Corporation shall grant to the Consultant up to 250,000 options subject to the following conditions:

(i) 80,000 options are granted by the Corporation to the Consultant on the Effective Date and, subject to the termination provisions set out herein, 85,000 options are granted by the Corporation to the Consultant on each of the first and second anniversary dates of the Effective Date;

(ii) subject to the termination provisions set out herein, the options granted hereunder shall vest on the first anniversary date of the date that the options are granted by the Corporation to the Consultant;

(iii) subject to the termination provisions set out herein, upon options vesting, the Consultant may exercise the options on a 1:1 basis for common shares of the Corporation at an option exercise price that is equal to the closing share price of the common shares of the Corporation on the date immediately prior to the Effective Date pursuant to the option exercise form attached hereto as Exhibit "A"; and

(iv) if this Agreement is terminated prior to any options being granted by the Corporation to the Consultant or prior to any options that have been granted by the Corporation to the Consultant vesting, the Consultant shall not have any further rights regarding any options that have not been granted prior to the termination date of this Agreement or, as applicable, any options that have been granted that remain unvested as of the termination date of this Agreement.

(b) Except as set forth in this Section 8.1, the Consultant shall not be entitled to any additional compensation or fees for providing the Services.

8.2 Expenses. The Corporation will reimburse the Consultant's reasonable expenses actually and properly incurred by the Consultant in connection with the performance of the Services under this Agreement, provided that the Consultant shall have received the Corporation's prior written consent in respect of such expenses.

9.0 TERMINATION OF AGREEMENT

9.1 Termination by either Party.

(a) Either Party may, by sending a written termination notice to the other Party, terminate this Agreement at any time after the other Party:

(i) files a voluntary petition in bankruptcy or liquidation; or

(ii) an involuntary petition in bankruptcy or liquidation is filed against the other Party or if a receiver or other custodian (interim or permanent) of any of the assets of the other Party is appointed by private instrument or by court order or if any execution or other similar process of any court becomes enforceable against the other Party or its assets, or if distress is made against the other Party's assets or any part thereof, and such petition or receiver is not dismissed or stayed within ninety (90) days after such filing, appointment or taking possession; or

(iii) makes an assignment for the benefit of its creditors or attempts to avail itself of any applicable statute relating to insolvent debtors; or

(iv) winds up, dissolves, liquidates or otherwise ceases to be a going concern; or

(v) takes any similar action under similar laws of any jurisdiction.

(b) If the Consultant breaches the provisions of Section 4.0 and/or Section 5.0 or if the Consultant breaches any other provision contained herein, in each case as determined by the Corporation in its sole discretion, which breach shall be deemed to be a breach that cannot be cured, the Corporation shall be entitled to terminate this Agreement by written notice to the Consultant effective as of the date specified in such notice.

(c) Other than as set out in Section 9.1(a) or Section 9.1(b) and subject to the termination right of the Corporation in Section 9.1(d), either the Corporation or Consultant may, by sending a written termination notice to the other Party, terminate this Agreement if the other Party breaches any material provision of this Agreement and such breach is not cured by the other Party within twenty (20) days following the date of the written notice requiring the breach to be remedied.

(d) Notwithstanding the provisions of Section 9.1(a) and Section 9.1(b) and without duplicating the rights of the Corporation pursuant to the provisions of Section 9.1(c), the Corporation may terminate this Agreement upon the occurrence of Termination Triggering Event.

9.2 Effect of Termination. Upon expiration of, or earlier termination of, this Agreement for any reason whatsoever, the following shall apply:

(a) the expiration or termination of this Agreement shall not affect any rights accruing to any of the Parties as of the expiration or termination nor shall it release the Parties from any obligation that may have been incurred as a result of operations conducted under this Agreement;

(b) unless otherwise agreed to by the Parties in writing, all rights and privileges granted to each Party hereunder shall terminate and cease to be valid and each Party shall release the other Party, subject to the completion of ongoing obligations or matters as set forth hereunder;

(c) the Consultant shall cease to use any property of the Corporation;

(d) the Consultant shall immediately return to the Corporation all materials given to it by Corporation or to which the Consultant had obtained pursuant to this Agreement, including any and all Confidential Information of the Corporation, or, at the sole option of the Corporation (as it may direct the Consultant in writing), destroy all such materials, including any and all Corporation Confidential Information, and in respect of the foregoing, the Consultant shall provide the Corporation with a signed and dated certificate of any officer of the Consultant confirming the actions taken by the Consultant;

(e) the Consultant shall refrain from holding itself out as a business partner and/or Consultant of the Corporation, except as may be otherwise expressly agreed to by the Corporation and the Parties in writing;

(f) if the Agreement is terminated by the Corporation in accordance with Section 9.1(d) prior to the expiration of the Initial Term and the Termination Triggering Event is as a result of the subject matter described in clause (a) or clause (b) of this defined term, then, in respect of clause (a) of this defined term, the estate of the deceased Consultant and, in respect of clause (b) of this defined term, the Consultant shall be entitled to receive on the Termination Triggering Event the options in Section 8.1(a) that have yet to be granted by the Corporation to the Consultant; and

(g) if Section 8.1(a)(iv) is applicable, the Consultant:

(i) irrevocably remises, releases and forever discharges, without qualification or limitation, Corporation and the shareholders, directors, officers and employees of the Corporation (whereby each Corporation and the shareholders, directors, officers and employees of the Corporation is a "Releasee" and collectively they are the "Releasees") of and from all manner of existing or potential actions, causes of action, deeds, suits, proceedings, debts, dues, duties, accounts, bonds, covenants, contracts, claims, demands, damages (known or unknown), sums of money, indemnities, complaints, costs, losses, interest in loss and liabilities whatsoever both in law and in equity and under any statute against any or all of the Releasees which the Consultant ever had, now has or may in the future have against any or all of the Releasees in consequence of any cause, event or thing whatsoever existing up to the date hereof regarding any options that have not been granted prior to the termination date of this Agreement and/or any options that have been granted but have not been exercised by the Consultant prior to the termination date of this Agreement;

(ii) agrees not to participate in, join, assist, aid or act in concert in any manner whatsoever with any Person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees (or any one or more of them) arising out of or in relation to all or any part of the things and matters hereinbefore remised, released and discharged in this Section 9.2(f);

(iii) covenants, represents, warrants and guarantees that the Consultant has not assigned to any Person any of the matters released herein or for which the Consultant has agreed herein not to make or continue any further claims; and

(iv) acknowledges that the Consultant has read the terms of this release and understands that it represents a full and final release and discharge of all claims which the Consultant may have against any of the Releasees arising out of any of the foregoing matters.

10.0 INDEMNIFICATION

10.1 By the Parties:

(a) Subject to Section 11.0, each Party (referred to as the "Indemnifying Party" below) will defend, indemnify, save and hold harmless the other Party (the "Related Indemnified Party") and its Affiliates and, as applicable, resellers and any shareholder, director, officer, employee, personnel and agent of the Related Indemnified Party and its Affiliates and resellers (collectively, Related Indemnified Party and its Affiliates are the "Indemnified Parties" and each is an "Indemnified Party") from and against any Losses incurred or suffered by any Indemnified Party relating to:

(i) any material breach by the Indemnifying Party of its representations, warranties, covenants, or agreements under this Agreement;

(ii) any negligence, fraud or wilful misconduct, by the Indemnifying Party relating to this Agreement; or

(iii) any material nonfulfillment of any obligation or agreement on the part of the Indemnifying Party of this Agreement.

10.2 Related Matters: The Indemnified Parties, through the Related Indemnified Party, shall promptly give written notice, including any and all claim particulars, to Indemnifying Party of its receipt of any claim for which it would be indemnified pursuant to Section 10.0 and in no event shall such delivery be later than two (2) days from the date the Indemnified Parties received any such claim; provided, however, that the failure of the Indemnified Parties to provide prompt notice shall only relieve the Indemnifying Party from its obligations hereunder to the extent that such late notice prejudiced its defense or resulted in increased Losses. The Indemnifying Party shall have the right to control and direct the investigation, defense, and settlement of such matter, subject to the Indemnified Parties' prior consent and provided that the Indemnified Parties may, at their own cost, participate in such investigation, defense, and settlement of such matter and any appeal arising therefrom. Upon request, the Indemnified Parties shall cooperate in all reasonable respects, at the Indemnifying Party's cost and expense, with the Indemnifying Party and such attorneys in the investigation, trial and defense of such claim, and any appeal arising therefrom. The Indemnified Parties have the right to review and approve any counsel selected by the Indemnifying Party to defend the Indemnified Parties and the terms and conditions of any settlement affecting the Indemnified Parties, which approvals shall not be unreasonably withheld.

11.0 DISCLAIMER AND LIMITATION OF LIABILITY

11.1 Disclaimer of Warranties. Except for the express warranties contained in this Agreement, the Corporation does not make any representations or warranties, express or implied, in fact or in law, including, without limitation, any warranties of title, non-infringement, merchantability or fitness for a particular purpose in respect of the services such Party renders, and all such representations or warranties are hereby disclaimed.

11.2 Indirect Losses: Except for breaches in respect of the provisions of Section 2.6 (Non-Competition and Non-Solicitation Undertaking), Section 4.0 (Confidential Information) and Section 5.0 (Intellectual Property), and to the maximum extent permitted by any Applicable Law, in no event shall any Party (the "Former Party") be liable to any other Party in any manner whatsoever for any damages or losses of any nature, including, without limitation, any direct, indirect, incidental, special, consequential, exemplary, punitive or aggravated damages or losses, howsoever caused, or liability whatsoever arising out of the services or obligations thereunder or otherwise relating to or in connection with this Agreement, whether in contract, tort (including negligence) or any other statutory or common law basis, notwithstanding that the Former Party has, or its agents, employees or other personnel have, been advised of the possibility of any such damages, losses, or liabilities.

12.0 GENERAL TERMS

12.1 Language. Upon execution, this Agreement will only prevail in its English version and will not be translated into any other languages.

12.2 Entire Agreement. The entire agreement with respect to the subject matter of this Agreement is contained herein, including the Schedules, Exhibits and any agreement and document referenced herein or delivered hereto, and in all amendments to any of the foregoing as agreed to by the Parties. This Agreement supersedes all other agreements, undertakings, negotiations, and discussions, whether oral or written, between the Parties with respect to the subject matter of this Agreement. There are no other promises, representations, warranties or collateral terms or conditions or collateral agreements affecting this Agreement.

12.3 Time of the Essence. Time shall be of the essence in all respects of this Agreement and every part thereof.

12.4 Amendment and Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (regardless of whether similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No investigations made by or on behalf of a Party at any time shall have the effect of waiving or diminishing the scope of or otherwise affecting any representation, warranty, or indemnity made by, or imposed upon the other Party in this Agreement or any document delivered pursuant to this Agreement.

12.5 Binding Effect. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and the Parties' respective successors, permitted assigns, heirs, executors, administrators and legal representatives, as applicable.

12.6 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

12.7 Remedies. All remedies provided in accordance with this Agreement are cumulative and are in addition to any and all legal rights of the Parties herein.

12.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be treated in all respects as an Ontario contract. The Parties consent to the exclusive jurisdiction of the Courts of the Province of Ontario for the purpose of any action or proceeding brought by either of them in connection with or arising out of this Agreement and consent to the venue of such Courts in the City of Toronto in the Province of Ontario.

12.9 Notices. All notices, requests, demands, or other communications (collectively, "Notices") by the terms hereof required or permitted to be given by one Party to any other Party, or to any other Person, shall be given in writing by personal delivery, courier, or by registered mail, postage prepaid, or by electronic mail or other electronic transmission to such other Party as set out below or at such other address as may be given by such Person to the other Party hereto in writing from time to time:

(a) If to Consultant at:

111 Echo Drive, Unit 8, Ottawa, Ontario K1S 5K8

Attention:	Rajiv Muradia
Email:	rajivmuradia@rogers.com

(b) If to Corporation at:

Predictmedix Inc.

77 King Street West Suite 2905

Toronto-Dominion Centre, PO Box 121

Toronto, ON M5K 1H1

Attention:	Rahul Kushwah, President
Email:	rahulkushwahphd@gmail.com

or at such other address as may be given by such Person to the other Parties hereto in writing from time to time. All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, forty-eight (48) hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received forty-eight (48) hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted, all Notices shall be given by personal delivery, via facsimile transmission or via email. Any email that transmitted after 6:00 p.m. on any given day will be deemed to have been transmitted at 8:00 a.m. on the next Business Day.

12.10 Force Majeure. No Party hereto shall be held liable to the other Party to perform its services or obligations for the other Party where such performance is prevented, delayed, or interfered with by riots; war or hostilities between any nation; acts of terrorism; acts of God; fire; storm; flood; earthquake; strikes; labor disputes; shortage or delay of carriers; labor; power or other utility services; any governmental restrictions; pandemic or other public health emergency; and/or other contingencies beyond the reasonable control of the affected Party. In case of the occurrence of an event of force majeure, the affected Party shall immediately notify the other Party, and the Parties shall discuss appropriate measures to take, including the possibility of termination of this Agreement. Any cessation of obligations under this Agreement shall last only so long as the event of force majeure persists.

12.11 Further Assurances. The Parties shall from time to time execute and deliver all such further documents and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement, including any collection, disposition, realization or enforcement of any assignment and waiver of rights contemplated hereunder.

12.12 Survival. All terms and provisions of this Agreement, which by their nature are intended to extend beyond the expiration or termination of this Agreement, shall remain in full force and effect until fulfilled and/or performed and without limiting the generality of any of the foregoing, the provisions contained in Section 1.0 (Definitions and Interpretations), Section 2.6 (Non-Competition Undertaking), Section 4.0 (Confidential Information), Section 5.0 (Intellectual Property), Section 7.0 (Equitable Relief), Section 10.2 (Effect of Termination), Section 10.0 (Indemnification), Section 11.0 (Disclaimer and Limitation of Liability), and Section 12.1 and all consecutive Sections thereafter through to and including this Section 12.14, together with the corresponding Schedules and Exhibits to any of the foregoing, shall survive the termination of this Agreement.

12.13 Fax Signatures and Counterparts. This Agreement may be executed either by original signature, or by PDF signature or other electronic signature attached to an e-mail, or by facsimile signature and may be executed by the Parties in one or more counterparts, each of which when so executed and delivered, shall be an original and such counterpart shall together constitute one and the same instrument.

[The signing page follows on the next page]

 IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

PREDICTMEDIX INC.

Per:	/s/ Rahul Kushwah
Name:	Rahul Kushwah
Title:	President
I have authority to bind the Corporation.

Witness	RAJIV MURADIA

 IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

PREDICTMEDIX INC.

Per:
Name:	Rahul Kushwah
Title:	President
I have authority to bind the Corporation.

/s/ Priti Muradia	/s/ Rajiv Muradia
Witness Priti Muradia	RAJIV MURADIA

Schedule "A"

Definitions

Terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below (in the following definitions, use of the plural has a cognate meaning when used in the singular):

"Affiliate" has the meaning ascribed to that term in the OBCA;

"Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions means this consulting services agreement, together with all Schedules and appendices attached hereto, and any agreements or documents referred to herein or delivered hereunder, as any of the foregoing may be amended from time to time in accordance with the provisions hereof.

"Applicable Laws" means any law, rule, statute, regulation, by-law, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction or judicial, arbitral, administrative, ministerial or departmental judgment, award, decree, treaty, directive, or other requirement or guideline published or in force at any time during the Term which applies to or is otherwise intended to govern or regulate any Person (including either or both Parties), property, transaction, activity, event or other matter, including any rule, order, judgment, directive or other requirement or guideline issued by any governmental authority.

"Business Day" means any day other than a weekend or a statutory holiday in the Province of Ontario.

"Cause" means any conduct which constitutes just cause as defined or determined at common law, and which is extreme in nature as determined by an objective, "reasonable person" standard, including, but not limited to:

(a) engaging in any crime or offence involving moral turpitude, fraud, embezzlement of money or other property of the Corporation or any subsidiary of the Corporation, or

(b) conviction of, or pleading guilty or no contest to, any indictable offence, or

(c) actions by the relevant person that would constitute a default or breach, of a Material nature, of such person's employment or fiduciary obligations with the Corporation (subject to any applicable cure periods in respect of the employment obligations), which will have a Material adverse effect on the value of the Business or the goodwill of the Corporation or any subsidiary thereto.

"Claim" means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages (including legal fees and court costs), penalties, judgments, costs, expenses, fines, disbursements, liens, judicial and extra judicial fees and disbursements, interest, demands and actions of any nature or any kind whatsoever; and "Claim" means any one of the foregoing.

"Confidential Information" has the meaning ascribed to such term or similar term in the Confidentiality Agreement and in Section 4.1.

"Corporation Intellectual Property" has the meaning ascribed to such term in clause (vi) of the definition of Corporation Property.

"Corporation Property" means: (i) any and all technology, products and innovations of the Corporation, including the Purchased Assets, which includes MWB Technology, the MWB Platforms, MWB Equipment and Kits and MWB Proprietary Assets; (ii) any information, documents and materials of the Corporation or its Affiliates or their respective businesses and affairs, including Confidential Information; (iii) all Marks, trademarks, trade names, service marks, service names, brands, trade dress, Internet domain names, corporate names and logos of the Corporation and the goodwill and activities associated therewith, and any applications registrations and renewals thereof; and (iv) any and all intellectual property in respect of the subject matter described in the foregoing clauses (i), (ii) and (iii), including the Vendor IP (collectively and individually, this clause (iv) is the "Corporation Intellectual Property").

"Effective Date" has the meaning ascribed to such term in the preamble of this Agreement.

"Incapacitated" means that an individual has suffered, for a period of nine (9) consecutive months, from a mental or physical condition such that he or she is unable to perform in any manner his or her regular obligations in respect of the Corporation and his or her condition is unlikely to improve as certified by a qualified medical practitioner and "Incapacity" has a similar meaning.

"Initial Term" has the meaning ascribed to such term in Section 3.1.

"Loss" means any and all loss, liability, damage, cost, expense, charge, fine, penalty, or assessment, resulting from or arising out of any Claim, including the reasonable costs and expenses of any action, suit, proceeding, demand, assessment, judgement, settlement, or compromise relating thereto and all interest, punitive damages, fines, penalties, and reasonable professional fees and expenses incurred in connection therewith but excluding loss of profits and consequential damages and "Losses" has a corresponding meaning.

"Marks" means such trademarks, service marks, trade names, logotypes, or other commercial symbols, whether registered or unregistered and such other trademarks.

"Material" means, where used in relation to the affairs of any corporation, a fact, asset, liability, transaction or circumstance concerning the business, assets, liabilities, operations or financial condition of such corporation, taken as a whole, that would be likely to be considered significantly important to a reasonable investor in making an investment decision with respect to such parties or that would be important to the business, operations or financial condition of such parties and "Materially" has a corresponding meaning to the definition of Material.

"MWB Equipment and Kits " has the meaning ascribed to such term in the Asset Purchase Agreement.

"MWB Platforms" has the meaning ascribed to such term in the Asset Purchase Agreement.

"MWB Proprietary Assets" has the meaning ascribed to such term in the Asset Purchase Agreement.

"MWB Technology" has the meaning ascribed to such term in the Asset Purchase Agreement.

"OBCA" means the Business Corporations Act (Ontario), as amended from time to time, or any successor legislation thereto.

"Object Code" has the meaning ascribed to such term in the Asset Purchase Agreement.

"Parties" means Corporation and Consultant; and "Party" means any one of them.

"Person" means any individual, partnership, limited partnership, foundation, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority to entity however designated or constituted.

"Procedure" has the meaning ascribed to such term in Section 2.5.

"Purchased Assets" has the meaning ascribed to such term in the Asset Purchase Agreement.

"Renewal Term" has the meaning ascribed to such term in Section 3.1.

"Source Code" has the meaning ascribed to such term in the Asset Purchase Agreement.

"Term" means the Initial Term and, as applicable, the Renewal Term.

"Termination Triggering Event" means, in respect of the Consultant, where the Consultant ceases to be engaged by the Corporation for one or more of the following reasons:

(a) the Consultant has died;

(b) the Consultant is Incapacitated;

(c) the Consultant has retired from the Corporation on terms mutually agreed to, in writing, with the Corporation;

(d) the Consultant has resigned on terms mutually agreed to, in writing, with the Corporation;

(e) the Consultant has resigned from the Corporation other than by mutual agreed to terms, in writing, with the Corporation;

(f) the Consultant has been terminated by the Corporation for Cause; or

(g) during the Renewal Term, the Consultant has been terminated by the Corporation for any reason other than for Cause.

"Vendor IP " has the meaning ascribed to such term in the Asset Purchase Agreement.

Schedule "B"

Services

1. Services. The Consultant shall provide the following services for the Corporation:

(a) Assisting the Corporation's management, as directed by the President of the Corporation or as the President may delegate in writing from time-to-time, with commercializing the MWB Platforms and other products and services of the Corporation as the Corporation may direct in writing;

(b) Identifying, reviewing and reporting on new business opportunities for the Corporation; and

(c) All services ancillary to and reasonably necessary to provide the foregoing services.

Schedule "C"

Option Exercise Form

See the attached.

SUBSCRIPTION FORM

TO BE COMPLETED IF OPTIONS ARE TO BE EXERCISED:

TO: **PREDICTMEDIX INC.** (the "**Corporation**")
77 King Street West Suite 2905
Toronto-Dominion Centre, PO Box 121,Toronto, ON M5K 1H1

The undersigned acknowledges that (a) undersigned was granted with _______options on ___day of_________________ in the name of the undersigned which, upon vesting in the name of the undersigned, are exchangeable for common shares in the capital of the Corporation ("**Common Shares**") on a one-for-one basis (one common share in the capital of the Corporation for each option that is exchanged) at an exercise price of $____ (_________ Funds) per common share purchased, and (b) ____________options have vested in the name of the undersigned as of the date hereof.

The undersigned hereby elects to exercise the option in respect of exchanging _________ options that are vested in the name of the undersigned to subscribe for _________ Common Shares according to the terms and conditions set forth in the corresponding option agreement or other similar agreement (or such number of other securities or property to which such option entitles the undersigned to acquire under the terms and conditions set forth in such corresponding option agreement or other similar agreement).

DATED this ____ day of _____________________, 20__.

Address for Delivery of common shares: ____________________________________

____

Attention: ____________________________

Exercise Price Tendered ($____ per Common Share or as adjusted) $______________________________

Dated at ___________________, this ___ day of ______________, 20____.

WITNESS SIGNATURE:	)	____________________ **HOLDER'S NAME**
____________________	)	____________________ **AUTHORIZED SIGNATURE**
WITNESS NAME:________________	)	____________________ **TITLE (IF APPLICABLE)**

Signature guaranteed[1]:

1. If the Common Shares are to be registered in a name other than the name of the registered option holder, the signature of the holder must be medallion guaranteed by a bank, trust company or a member of a stock exchange in Canada.